Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CTI BioPharma Corp. Amended and Restated 2017 Equity Incentive Plan, the CTI BioPharma Corp. Amended and Restated 2007 Employee Stock Purchase Plan, and the CTI BioPharma Corp. Stock Option Agreement (Inducement Form) of our report dated March 31, 2022, with respect to the financial statements of CTI BioPharma Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
June 16, 2022